EXHIBIT 99.2

[GSK LETTERHEAD]

13 January 2012

Michael Molkentin

Chief Financial Officer

Astex Pharmaceuticals, Inc.

4140 Dublin Blvd., Ste. 200

Dublin, CA 94568

Dear Mr. Molkentin:

This letter (the “Letter”) is in reference to that certain Common Stock Purchase Agreement between SuperGen, Inc. and GlaxoSmithKline LLC (formerly known as SmithKline Beecham Corporation d/b/a GlaxoSmithKline) (“GSK”), dated October 22, 2009 (the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

By way of background, GSK and SuperGen, Inc. (“SuperGen”) entered into an Amended and Restated Commercial Research and License Agreement dated November 9, 2009 (the “Original Agreement”), pursuant to which GSK and SuperGen agreed to engage in a collaborative effort to discover and develop certain compounds demonstrating DNA methyltransferase inhibition activity, with respect to which GSK was granted an option, exercisable at GSK’s sole discretion, to obtain the exclusive right to further develop and commercialize such compounds.  During the term of the Original Agreement, SuperGen acquired Astex Therapeutics Limited (the “SuperGen Merger”), with the merged entities currently operating as Astex Pharmaceuticals, Inc. and Astex Therapeutics Limited (collectively, “Astex”).  Thereafter, taking into consideration certain business decisions made by Astex following the SuperGen Merger, GSK and SuperGen agreed to terminate the Original Agreement and enter into an Asset Transfer Agreement to allow GSK to progress the development of compounds, such Asset Transfer Agreement dated concurrently with the date of this Letter.

As partial consideration for terminating the Original Agreement and entering into the Asset Transfer Agreement, the parties hereby agree to amend Section 5.3 of the Purchase Agreement as set forth below in this Letter.

The first three (3) sentences of Section 5.3, Restrictions on Transfer, are hereby deleted in their entirety and replaced with the following language: “The Purchaser agrees that until

January 9, 2013, it may not effect any sale or transfer of the Shares, or any beneficial interest therein (the “Lock-Up”).”

All other terms, conditions and provisions of the Purchase Agreement shall remain in full force and effect except as otherwise provided herein.  All references to the “Agreement” therein shall mean the Purchase Agreement as amended by this Letter.

This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument.  This Letter shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

Please indicate your agreement with the terms hereof by executing this Letter in duplicate in the space provided below and returning one to:  GlaxoSmithKline, Attn: Gretchen Burger, Bide Building C.3132.3D, 5 Moore Drive, Research Triangle Park, North Carolina 27709.

Sincerely yours,

GLAXOSMITHKLINE LLC

By:	/s/ WILLIAM J. MOSHER
William J. Mosher
Vice President & Secretary

Acknowledged and Agreed:

Astex Pharmaceuticals, Inc.

By:	/s/ MICHAEL MOLKENTIN
Michael Molkentin
Chief Financial Officer